Exhibit 2

BRITISH AMERICAN TOBACCO p.l.c.
NOTIFICATION IN ACCORDANCE WITH LISTING RULE 9.6.14R(2)

Notification is made in accordance with Listing Rule 9.6.14R(2) that Sue Farr, a Senior Independent Director of British American Tobacco p.l.c., has been appointed as a Non-Executive Director of Lookers plc, a company listed on the London Stock Exchange with effect from 1 September 2022.

C Dhokia
Deputy Secretary

24 August 2022

Enquiries:

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British American Tobacco Investor Relations
Mike Nightingale/Victoria Buxton/William Houston/John Harney
+44 (0) 20 7845 1180/2012/1138/1263